Exhibit 99.1
Investor Relations and
Corporate Communications Contact:
Christy Linn
(214) 466-1825
christy.linn@archlearning.com
FOR IMMEDIATE RELEASE
Archipelago Learning Announces Sale of Ownership in Edline Holdings
DALLAS, Texas — October 5, 2011 — Archipelago Learning Inc. (NASDAQ: ARCL), a leading subscription-based, software-as-a-service (SaaS) provider of education products, today announced that on October 4, 2011 its wholly owned subsidiary Archipelago Learning, LLC signed a securities purchase agreement with Bulldog Super Holdco, Inc., a wholly owned subsidiary of Blackboard, Inc. to sell its shares of Series A Preferred Stock in Edline Holdings, Inc.
The sale represents our entire investment in Edline Holdings. As a result, Tim McEwen, our Chairman, CEO and President, has resigned from the Board of Directors of Edline Holdings, Inc.
Archipelago Learning will receive approximately $12.2 million for its 656,882 shares of Series A Preferred Stock, $2.1 million for a notes receivable, and a dividend of approximately $565 thousand. Due to the timing of this transaction, the financial impact will be listed as a subsequent event to the third quarter of 2011 and reflected in our fourth quarter of 2011 financial statements. We anticipate recording a non-operating gain of $6.2 million before tax, which we estimate will have an impact to fourth quarter of 2011 earnings per share (EPS) of approximately $0.16 to $0.18.
About Archipelago Learning
Archipelago Learning (NASDAQ:ARCL) is a leading subscription-based, software-as-a-service (SaaS) provider of education products used by approximately 14 million students in nearly 38,700 schools throughout the United States, Canada, and the United Kingdom. Our comprehensive digital supplemental product suite uses technology to transform education. We make rigorous learning fun, engaging, accessible, and affordable. For more information, please visit us at www.archipelagolearning.com.
Forward Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.
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